EXHIBIT 10.1

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

August 13, 2012

VIA EMAIL

Michael J. Provenzano

Re: Severance Agreement and Release

Dear Michael:

This letter summarizes the terms of your separation from employment with Aspect Software, Inc. (the “Company”). The purpose of this letter (also referred to as the “Agreement”) is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive severance pay and related benefits.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt of this document. If you do not sign and return this document within the twenty-one (21) day period, this offer of severance and benefits will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer before signing the document and you acknowledge having consulted with Bello, Black & Welsh, LLP for this purpose.

The terms of your separation are as follows:

1. Employment Status and Final Payments:

(a) Termination Date: Your termination from employment with the Company was effective as of July 9, 2012 (the “Termination Date”). As of the Termination Date, your salary stopped, and any entitlement you had or might have had under a Company-provided benefit plan, program, contract or practice terminated, except as required by federal or state law.

(b) Final Wages: You acknowledge having received a check on the Termination Date for all earned salary and for all accrued but unused vacation time. The Company also shall reimburse you for any unreimbursed business expenses incurred by you prior to the Termination Date in accordance with its standard expense reimbursement policy as long as such request for reimbursement complies with the policy and is received no later than seven (7) days from the Effective Date of this Agreement (as defined in Section 10 below).

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement, and after the seven-day revocation period set forth in Section 10 has expired without being exercised, the Company agrees as follows:

(a) The Company agrees to pay you a lump sum severance payment in the amount of Four Hundred and Twenty Five Thousand Dollars ($425,000), less applicable federal, state and/or local withholding and/or payroll taxes. This sum will be paid no later than seven (7) calendar days from the expiration of the revocation period.

(b) Regardless of whether you execute this Agreement, and provided you timely complete the required election forms (which will be provided to you shortly), you are eligible to continue receiving group medical and/or dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you execute and do not rescind this Agreement, for a period of twelve (12) months the Company will pay that part of the COBRA premiums equivalent to the health and dental insurance premiums it would have paid on your behalf had you remained employed by the Company, after which you may, at your own expense, continue participation in COBRA for the balance of time provide by the statute (provided, however, the “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date).

3. Release: This section of the Agreement is a release of legal claims. In this section, you are agreeing to release your right to sue the Company and the other releasees defined below for all claims that arose up to the date of the Agreement. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(d) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include (i) the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns; (ii) all of the existing direct and indirect shareholders of the Company and all affiliates thereof, including without limitation Golden Gate Private Equity, Inc. and all investment funds and other entities managed by or affiliated with Golden Gate Private Equity, Inc.; (iii) all equity holders of Golden Gate Capital and/or its parents, subsidiaries, affiliates, partnerships and/or funds; and (iv) as to each of the entities listed in Paragraph 3(a)(i), (ii) and (iii), all of their respective current and former employees, officers, directors, partners, members, attorneys and/or agents, both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have against the Company Releasees for breach of contract (including those certain employment agreements between you and the Company dated February 9, 2004 and November 23, 2010), whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute and/or The Massachusetts Civil Rights Act, as well as any other discrimination and employment statutes that may apply to you, including the state and local statutes in New Hampshire and Florida, all as amended..

(d) This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, including without limitation any action commenced by the EEOC or any other federal, state, or local government entity on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action or third party action.

(e) Notwithstanding anything to the contrary herein, this release does not include any claim that in any way relates to or arises from (i) your rights under the Deferred Compensation Agreement between you and the Company dated February 9, 2004, including (without limitation) your right to a deferred compensation payment of $43,750 upon the schedule set forth therein;

and/or (ii) your equity ownership rights under the Company’s 2003 Share Purchase and Option Plan (the “Plan”); your Share Option Agreement dated September 22, 2005; your Share Purchase Agreement dated September 22, 2005; your Acknowledgment and Option Exercise dated July 31, 2006; your Share Option Agreement dated April 2, 2010; your Share Option Agreement dated April 8, 2010; your Restricted Share Purchase Agreement dated on or about February 9, 2004; your Rollover Option Agreement dated February 9, 2004; your Share Pledge Agreement dated February 9, 2004; and any other stock, restricted stock or option agreements between you and the Company regarding or relating to your equity ownership in the Company. The Company hereby reaffirms that (x) you have until 5:00 p.m. EST on August 9, 2012 to exercise any vested stock options you may have; and (y) should the Company and/or any Investor(s) (as those terms are defined in the Plan) elect to repurchase any Employee Shares (as that term is defined in the Plan), such repurchase price shall be at Two Dollars and Fifty-OneCents ($2.51) per share. For the avoidance of doubt, your 129,348 Class L non-voting shares and 314,130 Class A-2 shares are not subject to the repurchase right of either the Company or any Investor(s).

(f) Except for a wage complaint filed with the Massachusetts Attorney General against several of the Company Releasees, for which you have sought and received a right to sue letter and for which you represent the Attorney General has elected not to enforce or pursue an action, you represent to each of the Company Releasees that at no time prior to or contemporaneous with your execution of this Agreement have you filed or caused or knowingly permitted the filing or maintenance, in any federal, state or local court or administrative agency, any legal claim or action against the Company Releasees. You further agree that the release in this Section 3 includes any claims you have against the Company Releasees for the wages at issue in the complaint filed with the Massachusetts Attorney General (and for which you received a right to sue letter) and any and all other claims for wages under federal or state law.

4. Accord and Satisfaction: Except as otherwise set forth above in Section 3(e) and any unreimbursed business expenses, the amounts set forth above in Sections 1 and 2 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

(d) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(f) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

6. Period for Review and Consideration of Agreement:

(a) You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7. Company Files, Documents and Other Property; Post-Employment Obligations:

(a) You agree that on or before August 31, 2012 you will return all Company owned equipment (including the Company issued laptop and smart phone), materials, confidential information and any other property. You also agree that you will continue to abide by the obligations set out in the confidentiality, assignment of inventions, noncompetition and nonsolictation covenants in Paragraphs 5, 6, 7 and 8 of the February 9, 2004 Employment Agreement between you and the Company, and that such covenants shall survive both the termination of your employment and the execution of this Agreement. It is agreed that the term “Noncompete Period” in Paragraph 7(b) of the February 9, 2004 Employment Agreement is herein amended to be defined as a period of one year from the Termination Date.

(b) In connection with Aspect Software Group Holdings’ (the “Company”) Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission for the period ended June 30, 2012, you agree to sign and return the attached Quarterly Reporting Questionnaire & Sub Certification simultaneously with the execution and return of this Agreement. The Quarterly Reporting Questionnaire & Sub Certification is limited to the period of time you were employed by the Company through the Termination Date.

8. Future Conduct:

(a) Nondisparagement: Other than as permitted in Section 3(d), you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the

Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.

(b) Confidentiality of this Agreement: Other than as permitted in Section 3(d) above, you agree that you will not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.

9. Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter addressed in this document, except (i) Paragraphs 5, 6, 7 and 8 only of the February 9, 2004 Employment Agreement, as amended herein, between you and the Company; and (ii) the agreements referenced above in Section 3(e), each of which will remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Chief Executive Officer of the Company and you.

(b) If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of Massachusetts. Any claims or legal actions by one party against the other will be commenced and maintained in state or federal court located in Massachusetts, and you submit to the jurisdiction and venue of any such court.

(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

(e) The Company Releasees are intended third-party beneficiaries of the release in this Agreement, and the release may be enforced by each of them. Your heirs are also intended to be third party beneficiaries with respect to the severance benefit in the event of your death.

(f) The Company hereby represents that the Promissory Note executed by you in favor of the Company on February 9, 2004 in the amount of $425,000 has been satisfied in full, and that you do have no obligations of any kind to the Company under said Note. The Company further represents that, to the best of its knowledge, you do not currently have any other monetary obligations to the Company. Likewise, you represent that, to the best of your knowledge, you do not currently have any other monetary obligations to the Company.

10. Effective Date: You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to David Reibel, Vice President and General Counsel, located at 300 Apollo Drive, Chelmsford, MA 01824 (david.reibel@aspect.com). This written notice may be sent by mail, email or hand-delivery but must be received by Mr. Reibel no later than the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

ASPECT SOFTWARE, INC.

By:	/s/ JAMES FOY	Title:
	James Foy		Executive Chairmen, Board of Directors

I REPRESENT THAT I HAVE READ THE THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III

Date: August 30, 2012

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Michael J. Provenzano III, acknowledge that I was informed and understand that I have 21-days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding the Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated: August 30, 2012	/s/ MICHAEL J. PROVENZANO III
Michael J. Provenzano III

Dated: August 30, 2012	/s/ ERICA PROVENZANO
Witness: